UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(A) of the

Securities Exchange Act of 1934

(Amendment No. )

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ISTA PHARMACEUTICALS, INC.

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November 17, 2010

Dear Stockholder,

ISTA Pharmaceutical, Inc.’s (“ISTA”) Annual Meeting of Stockholders is scheduled for December 6, 2010, and the proxy materials related thereto were distributed to stockholders in early November. At the Annual Meeting of Stockholders, ISTA’s stockholders will be asked to vote upon two proposals—(i) the election of three Class I nominees for directors: Peter Barton Hutt, Dr. Benjamin F. McGraw and Dr. Andrew J. Perlman and (ii) the ratification of ISTA’s auditors, BDO USA LLP.

ISTA was notified that ISS/RiskMetrics Group (“ISS”), through their ISS Proxy Advisory Service, recommended a “FOR” vote with respect to the election of Dr. Benjamin F. McGraw and Dr. Andrew J. Perlman, and “FOR” ratification of the auditors, but issued a “WITHHOLD” recommendation with respect to the election of Peter Barton Hutt.

ISS noted that Mr. Hutt serves as a non-independent member of the Nominating Committee, and further noted that, from time to time, the law firm of Covington & Burling, where Peter Hutt is employed as senior counsel, provides legal services to ISTA. According to ISS’ 2010 U.S. Proxy Voting Guidelines, a director is not independent if he currently is an employee of an organization that provides professional services to the company on which he serves as a director in excess of $10,000 per year. This guideline is substantially more restrictive than the “independent director” standards established by the NASDAQ Listing Rules. Specifically, under the “independent director” standards established by the NASDAQ Listing Rules, the amount of fees paid by ISTA to Covington & Burling would have to be greater than 5% of Covington & Burling’s revenues for the current fiscal year (or any of the past three fiscal years) in order for a director to be deemed not independent. The fees paid by ISTA to Covington & Burling for the current year and in each of the past three fiscal years were less than 1% of Covington & Burling’s revenues.

ISTA’s Board of Directors has stringent guidelines used to determine the independence of directors. As noted in ISTA’s proxy materials, from time to time, attorneys at Covington & Burling, other than Mr. Hutt, provide legal services to ISTA, and the provision of such services was considered by ISTA’s Board of Directors in determining that Mr. Hutt satisfies the current “independent director” standards established by NASDAQ Listing Rules. Mr. Hutt is a senior counsel in Covington & Burling, which means he is not a partner, drawing only a salary, and does not directly participate in any way from the fees ISTA pays to the firm. Moreover, ISTA discloses the fees paid to Covington & Burling in its Annual Reports on Form 10-K and its Quarterly Reports on Form 10-Q. For fiscal year 2010, ISTA has paid Covington & Burling approximately $200,000 for its services to date. Since Mr. Hutt has not provided legal services or participated from the fees paid by ISTA to Covington & Burling in his direct individual capacity, ISTA continues to determine that Mr. Hutt is independent under ISTA’s stringent guidelines and the NASDAQ Listing Rules.

Mr. Hutt has served on ISTA’s Board of Directors since November 2002. At Covington & Burling, Mr. Hutt specializes in food and drug law. From 1971 to 1975, he served as Chief Counsel for the U.S. Food and Drug Administration (FDA). He is the co-author of a casebook used to teach food and drug law throughout the country and teaches a full course on the subject annually at Harvard Law School. Mr. Hutt brings a wealth of experience and knowledge in the area of food and drug law to ISTA’s Board of Directors, which is invaluable to a company like ISTA with a broad pipeline of products navigating the FDA approval process.

ISTA’s Board of Directors urges you to vote FOR Peter Barton Hutt as a Class I director. Please feel free to contact me if you have any further questions or would like further discussion.

Regards,

FOR THE BOARD OF DIRECTORS

Vicente Anido, Jr., Ph.D.
Chief Executive Officer, President and Director

Richard C. Williams
Chairman of the Board